Exhibit 11


              BANDO McGLOCKLIN CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                               For the three months       For the nine months
                               ended September 30,        ended September 30,

                                2000         1999          2000         1999
                             ----------   ----------    ----------   ----------

Net income available to
 common shareholders         $  666,823   $1,278,876    $2,389,788   $3,077,407
                             ----------   ----------    ----------   ----------

Determination of shares:
  Weighted average common
   shares outstanding
   (basic)                    3,801,664    3,984,983*    3,865,139    4,019,998*
  Assumed conversion of
   stock options                  2,142        5,470*        1,920        3,106*
                             ----------   ----------    ----------   ----------

  Weighted average common
   shares outstanding
   (diluted)                  3,803,806    3,990,453*    3,867,059    4,023,104*
                             ==========   ==========    ==========   ==========

Basic earnings per share     $     0.18   $     0.32*   $     0.62   $     0.77*
Diluted earnings per share   $     0.18   $     0.32*   $     0.62   $     0.76*


* Restated for 10% stock dividend as of the December 31, 1999 record date.